Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR REPORTS 50 PERCENT INCREASE IN FIRST QUARTER EARNINGS

•                  EARNINGS PER SHARE OF $1.12, UP 51 PERCENT

•                  NEW AWARDS OF $5.5 BILLION

IRVING, TEXAS — May 11, 2009 — Fluor Corporation (NYSE: FLR) today announced financial results for its first quarter ended March 31, 2009.  Net earnings attributable to Fluor for the first quarter rose 50 percent to $205 million, up sharply from $137 million in the first quarter of 2008.  Earnings per diluted share were $1.12, up 51 percent from $0.74 per diluted share for the same period last year.  Segment profit for the quarter grew by 33 percent to $332 million, compared with $249 million in the first quarter of 2008.  Strength in the Oil & Gas and Government segments were the primary drivers of the profit growth over last year.  Segment profit margin rose to 5.7 percent, compared with 5.2 percent a year ago.   Revenue increased 21 percent to $5.8 billion, up from $4.8 billion in the first quarter of 2008.

New project awards for the first quarter were $5.5 billion, which compares with $5.7 billion in new awards a year ago.  The first quarter of 2009 included $2.5 billion in Industrial & Infrastructure awards and $2.0 billion in Oil & Gas awards, with the balance representing orders across the other three segments.  During the quarter, the company removed two previously disclosed project cancellations from backlog - the $2.1 billion al-Zour refinery project in Kuwait and approximately $580 million for the construction portion of two hydrocrackers for Valero.  First quarter backlog also included an $850 million reduction associated with a revised scope on the BP Whiting refinery project.  As a result, consolidated backlog declined to $29.1 billion, down 7 percent from a year ago, and down sequentially from $33.2 billion at December 31, 2008.

“Fluor booked a substantial $5.5 billion in new project awards and still maintains a significant backlog, even after the project cancellations that we experienced during the quarter,” said Chairman and Chief Executive Officer, Alan Boeckmann.   “I’m very encouraged by Fluor’s ability to deliver solid results in an increasingly difficult market environment.”

Corporate G&A expense for the first quarter was $25 million, compared with $40 million in the first quarter of 2008.  This 36 percent improvement is primarily the result of lower compensation expense and the impact of overhead reduction efforts.  Fluor’s financial condition continues to be very strong, with cash and marketable securities of $2.0 billion, up from $1.9 billion a year ago.  During the quarter the company repurchased approximately 1.8 million shares, or $60 million, of the company’s stock.

Outlook

While we are reassured by the strength of first quarter results, and are tracking a number of large new award prospects that could positively impact the year, recent cancellations including the $2.1 billion refinery in Kuwait, have created some downward pressure on the 2009 earnings forecast.   As a result, the company is lowering 2009 EPS guidance to a range of $3.80 to $4.10 from the previously issued range of $3.90 to $4.20 per share.

Business Segments

Fluor’s Oil & Gas segment reported first quarter 2009 revenue of $3.4 billion, up 29 percent from $2.6 billion in the first quarter of 2008.  Segment profit grew to $201 million, up 46 percent over 2008.   Increased results reflect the significant level of new project awards over the last few years and the associated increase in project execution activity.  New oil, gas and petrochemical awards in the first quarter totaled $2.0 billion, including approximately $1.6 billion in awards for non-U.S projects that were concentrated in the upstream market.  After reducing backlog by approximately $3.5 billion for the previously discussed project cancellations and scope reductions, ending backlog at March 31, 2009 for Oil & Gas declined to $16.3 billion, a 20 percent decrease from a year ago.

Fluor’s Industrial & Infrastructure segment reported revenue of $1.2 billion in the quarter, up 48 percent from $796 million in the first quarter of last year, reflecting a higher level of pass-thru costs associated with certain mining and infrastructure contracts.  Segment profit was $28 million, compared with $29 million in the first quarter a year ago.  New awards for the quarter were $2.5 billion, including a large mining project in Australia.  Backlog at the end of the quarter rose to $8.1 billion, up 41 percent from $5.7 billion a year ago.

Revenue for the Government segment increased by 33 percent to $371 million in the first quarter, compared with $280 million a year ago.  Segment profit was $28 million, sharply higher than the $8 million reported last year.  Increased revenue and profit during the quarter was primarily driven by contributions from the Savannah River project, LOGCAP IV task orders and FEMA task orders.  First quarter new awards totaled $243 million, which brought ending backlog to $574 million.

The Global Services segment reported a 23 percent decline in first quarter revenue to $542 million, primarily due to lower levels of small capital projects and delays in plant shutdown and turnaround orders.  First quarter segment profit was $55 million, compared with $54 million last year, reflecting an increased mix of higher margin work and improved performance in the operations and maintenance and equipment services business lines.  New awards were $276 million in the first quarter, and backlog declined to $2.3 billion from $2.6 billion a year ago.

Fluor’s Power segment reported revenue of $339 million, down from $422 million in the first quarter of 2008, mainly due to lower volume on the Oak Grove project which is progressing toward completion.  Segment profit was $20 million in the first quarter, essentially flat with the first quarter of 2008.  Power segment new awards were $423 million, including a new gas-fired power plant.  Segment backlog was $1.9 billion, which compares with $2.2 billion in the first quarter of 2008.

First Quarter Call

Fluor will host a conference call at 9:00 a.m. Eastern Daylight Time on Tuesday, May 12, which will be webcast live on the internet and can be accessed at http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22.3 billion in 2008.  For more information visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; the effects of the current worldwide financial crisis on us, our suppliers and subcontractors; client cancellations of, scope adjustments to or deferrals of existing contracts, including our government contracts that may be terminated at any time, and the related impact on staffing levels and costs; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s and our clients’ ability to access capital markets; the cyclical nature of many of the markets the Company serves, which may be impacted by the current economic downturn and commodity price decreases; delays or defaults in client payments; the Company’s failure to receive anticipated new contract awards; increased costs, especially on projects governed by fixed price contracts;  failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; the financial viability of our clients, subcontractors, suppliers and joint venture or teaming partners; foreign economic and political uncertainties; the potential impact of certain tax matters including, but not limited to, those from foreign operations and any audits by tax authorities; and the timely and successful implementation of strategic initiatives. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

 Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 25, 2009. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED MARCH 31	2009	2008
Revenue	$5,797.9	$4,807.0
Cost and Expenses:
Cost of Revenue	5,448.6	4,549.7
Corporate G&A	25.4	39.5
Net Interest Income	(4.6)	(10.0)
Total Cost and Expenses	5,469.4	4,579.2
Earnings before Income Taxes	328.5	227.8
Income Tax Expense	107.2	83.5
Net Earnings	221.3	144.3
Net Earnings attributable to noncontrolling interest	(16.5)	(7.6)
Net Earnings atrributable to Fluor Corporation	$204.8	$136.7
Basic Earnings per Share
Net Earnings	$1.13	$0.77
Weighted Average Shares	180.3	175.7
Diluted Earnings per Share
Net Earnings	$1.12	$0.74
Weighted Average Shares	181.2	182.7
New Awards	$5,493.5	$5,698.9
Backlog	$29,131.8	$31,458.0
Work Performed	$5,650.9	$4,064.3

BUSINESS SEGMENT FINANCIAL REVIEW

THREE MONTHS ENDED MARCH 31	2009	2008
Revenue
Oil & Gas	$3,369.6	$2,603.3
Industrial & Infrastructure	1,176.5	796.2
Government	370.8	279.7
Global Services	542.1	706.2
Power	338.9	421.6
Total Revenue	$5,797.9	$4,807.0

	$	%	$	%
Segment Profit Margin $ and %
Oil & Gas	$200.8	6.0	$137.5	5.3
Industrial & Infrastructure	28.1	2.4	29.4	3.7
Government	27.7	7.5	7.7	2.8
Global Services	55.5	10.2	53.5	7.6
Power	20.2	6.0	21.0	5.0
Total Segment Profit Margin $ and %	$332.3	5.7	$249.1	5.2

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

AS OF MARCH 31	2009	2008
Cash and Marketable Securities	$2,047.4	$1,884.8
Total Current Assets	4,958.8	4,448.8
Total Assets	6,719.5	6,169.5
Total Short-Term Debt	2.1	299.7
Total Current Liabilities	3,219.1	3,122.4
Long-term Debt	139.4	17.7
Shareholders’ Equity	2,795.2	2,409.9

Total Debt to Capitalization % (based on Shareholders’ Equity)	4.8%	11.6%
Shareholders’ Equity Per Share	$15.54	$13.60

SELECTED CASH FLOW ITEMS

($ in millions)

THREE MONTHS ENDED MARCH 31	2009	2008

Cash Provided by Operating Activities	$76.0	$213.8

Investing Activities
Capital Expenditures	(53.1)	(58.8)
Net (purchases) maturities of Marketable Securities	(299.6)	(218.8)
Other Items	12.3	8.2
Cash Utilized by Investing Activities	(340.4)	(269.4)

Financing Activities
Repurchase of common shares	(60.1)	—
Cash Dividends	(22.8)	(22.2)
Repayment of Convertible Debt	(9.8)	—
Other Items	(6.4)	15.3
Cash Utilized by Financing Activities	(99.1)	(6.9)

Effect of Exchange Rate Changes on Cash	(0.5)	16.6

Decrease in Cash and Cash Equivalents	$(364.0)	$(45.9)

Depreciation	$43.7	$37.6

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED MARCH 31	2009		2008		% Chg

Oil & Gas	$2,024	37%	$4,287	75%	(53)%
Industrial & Infrastructure	2,527	46%	386	7%	NM
Government	243	4%	99	2%	145%
Global Services	276	5%	637	11%	(57)%
Power	423	8%	290	5%	46%

TOTAL NEW AWARDS	$5,493	100%	$5,699	100%	(4)%

BACKLOG TRENDS

($ in millions)

AS OF MARCH 31	2009		2008		% Chg

Oil & Gas	$16,299	56%	$20,413	65%	(20)%
Industrial & Infrastructure	8,068	28%	5,709	18%	41%
Government	574	2%	538	2%	7%
Global Services	2,326	8%	2,575	8%	(10)%
Power	1,865	6%	2,223	7%	(16)%

TOTAL BACKLOG	$29,132	100%	$31,458	100%	(7)%

United States	$13,673	47%	$14,539	46%	(6)%
The Americas	2,201	7%	1,651	5%	33%
Europe, Africa and the Middle East	9,866	34%	12,465	40%	(21)%
Asia Pacific	3,392	12%	2,803	9%	21%

TOTAL BACKLOG	$29,132	100%	$31,458	100%	(7)%

NM = Not meaningful